EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty cents ($.20) per share of common stock payable on October 4, 2006 to shareholders of record at the close of business on September 15, 2006. This is a five percent (5%) increase over the prior quarter’s dividend, and a twenty-nine percent (29%) increase over the dividend declared in the same quarter of the prior year.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.